EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-30689, 333-30691, 333-44760, 333-73192, 333-101727, 333-101751, 333-109282, 333-128251, 333-130150, 333-151039, 333-156626, 333-156627, 333-166908, 333-174562, 333-181269, and 333-181270) and Form S-3 (Registration Nos. 33-48089, 333-42660, 333-109211, and 333-176082) of 3M Company of our report dated February 13, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the segment realignments discussed in Notes 3 and 15 as to which the date is May 15, 2014, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

May 15, 2014